Exhibit 10.22
QCR HOLDINGS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Effective October 23, 2008)
This QCR HOLDINGS, INC. EXECUTIVE DEFERRED COMPENSATION PLAN (the “Plan”) was adopted by OCR Holdings, Inc. (the “Company”) and its affiliates to replace all existing individual deferred compensation agreements, as an amended and restated compilation of all such agreements. The Plan is intended to be an unfunded arrangement maintained by the specific Company or affiliate that employs the participant (the “Employer”) primarily for the purpose of providing deferred compensation for the directors and a select group of management or highly compensated employees of the Employer and is intended to be exempt from Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended. The Plan is effective as of October 23, 2008. The Plan, along with any Participation Agreements, is intended to replace the individual deferred compensation agreements in effect on or after January 1, 2005. The Plan is intended to be a material modification of the individual deferred compensation agreements such that all amount under the Plan, including amounts accrued prior to December 31, 2004, shall be subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended. All obligations under the Plan will be solely borne by the Employer.
Article 1
Definitions
For purposes of this Plan, unless otherwise provided in the Participation Agreement, the following words and phrases shall have the following meanings:
1.1 “Administrator” means the Board of the Employer or a designated committee thereof.
1.2 “Board” means the Board of Directors of the Company, unless specifically noted otherwise.
1.3 “Cause” shall mean:
1.3.1 as such term is defined in an employment agreement between the Participant and an Employer, or if no such agreement or definition exists, then as provided below in this Section 1.3:
1.3.2 a material violation by the Participant of any applicable material law or regulation respecting the business of Employer;
1.3.3 the Participant being found guilty of a felony, an act of dishonesty in connection with the performance of the Participant’s duties as an officer of Employer, or which disqualifies the Participant from serving as an officer or director of Employer; or
1.3.4 the willful or negligent failure of the Participant to perform Participant’s duties for Employer in any material respect.

1.4 A “Change in Control” shall mean and include the following with respect to the Company, or as provided below, the Employer and shall be deemed to have occurred on the earliest of the following dates:
1.4.1 The date of the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of the Company or the Employer; or
1.4.2 The date that individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Company Board”) cease for any reason during any twelve (12) month period, to constitute a majority of the Company Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Plan, be considered as a member of the Company Board; or
1.4.3 The date of the consummation by the Company, or the Employer, of (i) a merger or consolidation if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of two-thirds or more of the consolidated assets of the Company or the Employer.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of the Company or the Employer is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company or the Employer in substantially the same proportion as their ownership of stock of the Company or the Employer immediately prior to such acquisition.
In the event that any benefit under the Plan constitutes Deferred Compensation (as defined in Section 409A) and the settlement of or distribution of benefits under this Plan is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” permitted under Section 409A.
1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder from time to time.

1.6 “Company” means QCR Holdings, Inc. or its successors.
1.7 “Compensation” means an employee Participant’s salary, incentive compensation and bonus paid during the Plan Year and a director Participant’s director fees paid during the Plan Year. The Administrator shall have the continuing authority to determine in advance of any Plan Year, which elements (and any limits on such elements) of Compensation shall be eligible for deferral in that Plan Year.
1.8 “Deferral Account” means the bookkeeping account established for each Participant as provided in Section 4.1 hereof.
1.9 “Deferral Date” means the date the Deferrals will be credited to the Participant’s Deferral Account, which date shall be the date the Compensation would otherwise have been payable to the Participant.
1.10 “Deferrals” mean that portion of a Participant’s Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.
1.11 “Disability” means that the Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Employer’s employees.
1.12 “Effective Date” means October 23, 2008; provided, however, that if any changes pursuant to the amendment and restatement of this Plan constitute a change in the form or timing of distributions under Code Section 409A, such changes shall be effective as of January 1, 2009, in accordance with the transition relief provided under IRS Notice 2007-86.
1.13 “Election Form” means the separate written agreement, submitted to the Administrator, by which a Participant elects to participate in the Plan and to make Deferrals where, in the discretion of the Administrator, such Election Form may be included, all or in part, in the terms of the Participation Agreement.
1.14 “Employer” means (i) with respect to an employee Participant, the Company or the affiliated entity which employs the Participant or any successor thereto, and (ii) with respect to a director Participant, the Company or the affiliated entity on which Participant serves as a Board member.
1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time.
1.16 “Investment Funds” means those mutual funds, insurance policies, investment indexes or other measures of performance identified by the Administrator that shall be used to determine the return increments to be credited to each Participant’s Deferral Account. The Administrator, in its sole discretion, may change the Investment Funds from time to time.
1.17 “Normal Retirement Age” means the Participant’s sixty-fifth (65th) birthday.
1.18 “Normal Retirement Date” means the later of Normal Retirement Age or Separation of Service.

1.19 “Participant” means all members of the Board and any employee who is selected to participate in the Plan, provided such individual: (i) elects to participate in the Plan, (ii) signs an Election Form which is accepted by the Administrator, (iii) commences participation in the Plan, and (iv) has not had Plan participation terminated by reason of Separation of Service followed by complete distribution of the Participant’s Deferral Account.
1.20 “Participation Date” means the date the Participant commenced participation in the Plan or under an individual deferred compensation agreement as set forth in the Participant’s Participation Agreement.
1.21 “Participation Agreement” means a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Participation Agreement executed by a Participant and the Participant’s Employer shall set forth terms applicable to the Participant.
1.22 “Plan Year” means the calendar year.
1.23 “Section 409A” means Code Section 409A and any U.S. Treasury regulations and guidance promulgated thereunder, including such regulations and guidance promulgated after the Effective Date of the Plan as deemed appropriate by the Administrator.
1.24 “Separation from Service” means a Participant’s “separation from service” as defined under Section 409A.
1.25 “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Administrator based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the 12-month period that begins on April 1st following the close of such identification period. For purposes of determining whether an individual is a key employee under Code Section 416(i), “Compensation” shall mean such individual’s W-2 compensation as reported by the Employer for a particular calendar year.
1.26 “Unforeseeable Emergency” means an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Administrator.
1.27 “Valuation Date” means the last day of each month or such other dates as may be determined by the Administrator for valuing Participant’s Deferral Accounts.

ARTICLE 2
Participation
2.1 Commencement of Participation. Each employee or director shall become a Participant of the Plan on the date the Participant’s Election Form first becomes effective or became effective with respect to previously existing individual deferred compensation agreements.
2.2 Deferral Continuance Requirement. A Participant’s Election Form shall continue in effect until the Participant delivers to the Administrator a written revocation or modification of such election (as may be permitted herein) with respect to Compensation that relates to services yet to be performed in the following calendar year. Subject to Section 3.5 below, once an Election Form is in place for a calendar year it shall remain in effect for the entire calendar year.
ARTICLE 3
Deferral Elections
3.1 Deferral Elections.
3.1.1 Election Form. Each Participant shall deliver an Election Form to the Administrator before any Deferrals may become effective. The Election Form shall set forth the amount of Compensation to be deferred and shall be effective to defer only Compensation earned after the date the Election Form is received by the Administrator. Except as provided in Section 3.2, such Election Form shall be void with respect to any Deferrals unless submitted and accepted by the Administrator before the beginning of the calendar year during which the amount to be deferred will be earned. Subject to the limitations set forth in Sections 2.2 and 3.2, the Election Form shall remain effective until modified or revoked and will contain the following:
(a)	the Participant’s designation as to the amount of Compensation to be deferred with respect to a given Plan Year;

(b)	the beneficiary or beneficiaries of the Participant;

(c)	the timing and manner of distributions with respect to Deferrals from a given Plan Year as may be permitted hereunder; and

(d)	such other information as the Administrator may require.
3.1.2 Deferral Limitation. Each Participant may elect to defer a percentage of his or her Compensation up to the maximum deferral percentage specified in the Participation Agreement.
3.2 Initial Election. The Participant shall make an initial deferral election under the Plan by filing with the Administrator a signed Election Form within thirty (30) days of the date on which the Plan is adopted or the date on which the Participant is first eligible to participate in the Plan, taking into consideration the Plan aggregation rules of Section 409A. The completed Election Form shall only apply to Compensation earned after the Election Form is received by the Administrator.
3.3 Performance-Based Compensation. Notwithstanding the foregoing, with respect to any bonus eligible for deferral under the Plan that satisfies the requirements of “performance-based compensation” within the meaning of Section 409A, any election to defer such bonus must be made no later than six (6) months preceding the end of the performance period to which the bonus relates, or by such other date as the Employer determines appropriate and consistent with the intent and purpose of Section 409A.

3.4 Election Changes. Upon the Employer’s approval, the Participant may modify the amount of Compensation to be deferred annually by filing a new Election Form with the Administrator prior to the beginning of the Plan Year in which the Compensation is to be deferred. A modified Election Form shall not be effective until the Plan Year following the year in which the modified Election Form is received and approved by the Administrator.
3.5 Unforeseeable Emergency. In the case of an Unforeseeable Emergency, a Participant’s deferrals as set forth on the Participant’s Election Form shall be cancelled, as permitted by Section 409A, and such additional Compensation shall be taken into account for determining the amount of payment needed to satisfy the unforeseeable emergency.
ARTICLE 4
Deferral Accounts
4.1 Establishing and Crediting. The Employer shall establish a Deferral Account on its books for each Participant and shall credit each Participant’s Deferral Account with the following amounts:
4.1.1 Deferrals. The Compensation deferred by the Participant as of the time the Compensation would have otherwise been paid to the Participant.
4.1.2 Matching Contribution. A matching contribution equal to the amount set forth in the Participation Agreement, and credited to the Employee Participant’s Deferral Account at the same time as the amounts credited to each Participant’s Deferral Account under Section 4.1.1.
4.1.3 Discretionary Contribution. For each Plan Year, the Employer, in its sole discretion, may, but is not required to, credit any amount it determines to Participants’ Deferral Accounts under the Plan, which amount shall be the discretionary contribution for that Plan Year. The discretionary contribution, if any, shall be credited as of the last day of the Plan Year unless otherwise specified by the Employer, as the case may be. The Employer may, in its sole discretion, provide terms and conditions on the discretionary contributions regarding vesting and forfeiture.
4.1.4 Interest. On the last day of each Plan Year and continuing until all benefit payments under the Plan have been made, interest is to be accrued on the account balances and compounded at an annual rate equal to the Wall Street Journal Prime Rate as established on the first business day of the Plan Year (the “Prime Rate”). Notwithstanding the foregoing, the applicable interest rate may be modified under the terms of a Participation Agreement.
4.2 Statement of Accounts. The Employer shall provide each Participant, within one hundred twenty (120) days after the close of each Plan Year, a statement setting forth the Participant’s Deferral Account balance.
4.3 Accounting Device Only. The Deferral Accounts are solely a device for measuring amounts to be paid under the Plan. The Deferral Accounts are not a trust fund of any kind. The Participants shall be general unsecured creditors of the Employer for the payment of benefits. The benefits represent the Employer’s mere promise to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by any of the Participant’s creditors.

ARTICLE 5
Plan Benefits
5.1 Plan Benefit. Upon the Participant’s Separation from Service prior to the Normal Retirement Age for reasons other than death or Change in Control, the Employer shall pay to the Participant the benefit described in this Section 5.1 in lieu of any other benefit under the Plan.
5.1.1 Amount of Benefit. The benefit under this Section 5.1 is a Participant’s vested Deferral Account balance as of Separation from Service.
5.1.2 Payment of Benefit. The Employer shall pay a Participant’s benefit following Separation from Service in one hundred-eighty (180) monthly installments commencing on the first day of the month following such Participant’s Separation from Service, unless Participant is a “specified employee” as provided in Section 12.1 in which case the Participant’s payment commencement date may be delayed as set forth in Section 5.6. The Employer shall credit interest pursuant to Section 4.1.4 on the remaining account balance during any applicable installment period. Notwithstanding the foregoing, an alternate payment commencement date may be designated under the terms of the Participation Agreement.
5.2 Normal Retirement Benefit. Upon a Participant’s Normal Retirement Date, the Employer shall pay such Participant the benefit described in this Section 5.2 in lieu of any other benefit under the Plan.
5.2.1 Amount of Benefit. A Participant’s benefit under this Section 5.2 is the Participant’s Deferral Account balance as of the Participant’s Normal Retirement Date.
5.2.2 Payment of Benefit. The Employer shall pay each Participant’s benefit in 180 monthly installments commencing on the first day of the month following the Participant’s Normal Retirement Date, unless Participant is a “specified employee” as provided in Section 12.1 in which case the Participant’s payment commencement date may be delayed as set forth in Section 5.6. The Employer shall credit interest pursuant to Section 4.1.4 on the remaining account balance during any applicable installment period. Notwithstanding the foregoing, an alternate payment commencement date may be designated under the terms of the Participation Agreement.
5.3 Change of Control Benefit. Upon a Participant’s Separation from Service during the twenty-four (24) month period immediately following a Change of Control, the Employer shall pay such Participant the benefit described in this Section 5.3 in lieu of any other benefit under the Plan.
5.3.1 Amount of Benefit. A Participant’s benefit under this Section 5.3 is the Participant’s Deferral Account balance as of the Participant’s Separation from Service related to a Change of Control or such other benefit amount as may be provided under the terms of the Participant’s Participation Agreement.

5.3.2 Payment of Benefit. The Employer shall pay each Participant’s benefit in 180 monthly installments commencing on the first day of the month following the Participant’s Separation from Service under this Section 5.3.2, unless Participant is a “specified employee” as provided in Section 12.1 in which case the Participant’s payment commencement date may be delayed as set forth in Section 5.6. The Employer shall credit interest pursuant to Section 4.1.4 on the remaining account balance during any applicable installment period. Notwithstanding the foregoing, an alternate payment commencement date may be designated under the terms of the Participation Agreement.
5.3.3 Obligation to Fund. Notwithstanding any provision to the contrary contained herein, no later than the date of a Change of Control of the Company, the Employer shall fund a “Rabbi Trust” (as such term is described in Revenue Procedure 92-64) in the amount of the payment required under Section 5.3.2, with the trustee of such trust being a third party trustee designated by the Board in its sole and absolute discretion.
5.4 Unforeseeable Emergency. Upon the Board’s determination (following petition by a Participant) that the Participant has suffered an Unforeseeable Emergency, the Employer shall distribute to the Participant all or a portion of such Participant’s vested Deferral Account balance, but in no event shall the distribution be greater than is necessary to relieve the financial hardship after taking into account additional Compensation that will be available to the Participant following the cancellation of the Participant’s deferral election.
5.5 De Minimus Payment. Notwithstanding any provision of the Plan or any Participation Agreement to the contrary, if a Participant’s Deferral Account has a balance, along with any other nonqualified deferred compensation that must be aggregated with this Plan pursuant to Section 409A, at the time of the Participant’s Separation of Service, that is not greater than the applicable dollar limit under Code Section 402(g)(1)(B) ($15,500 for plan year 2007), the Participant’s balance in the Deferral Account, and all other plans aggregated pursuant to Section 409A, shall be distributed in a single lump sum. This Section 5.5 shall be applied in accordance with the plan aggregation rules of Section 409A and such Deferral Account balance shall be paid to the Participant in a lump sum payment on or before the later of: (i) December 31st of the calendar year in which the Participant’s Separation of Service occurs; or (ii) the 15th day of the third month following the Participant’s Separation of Service. Upon the date of payment pursuant to this Section 5.5, Participant shall have no further interest under the Plan or any similar deferred compensation arrangements, as defined under Section 409A with the Employer.
5.6 Delay of Payment Commencement. If, as of the effective date of the Participant’s Separation from Service, the Company is publicly traded and the Participant is a Specified Employee, then, to the extent required pursuant to Section 409A, payment of any portion of Plan benefits that would otherwise have been paid to the Participant during the six-month period following the Participant’s Separation from Service and which would constitute deferred compensation under Section 409A (the “Delayed Payments”) shall be delayed until the date that is six (6) months and one day following Participant’s Separation from Service or, if earlier, the date of the Participant’s death (the “Delayed Payment Date”). As of the Delayed Payment Date, the Delayed Payments plus interest (as provided in Section 4.1.4), for the period of delay, shall be paid to the Participant in a single lump sum. Any portion of the Plan benefit that was not otherwise due to be paid during the six-month period following the Participant’s Separation from Service shall be paid to the Participant in accordance with the payment schedule set forth under the applicable distribution provision of the Plan.

5.7 Participation Agreement Payment Provisions. To the extent a Participant’s Participation Agreement provides for alternate payment dates or forms of payment, such Participation Agreement must include such alternate elections at the time the Participant makes a deferral election or subsequently for benefit payments to commence as of such alternate payment date or in such alternate payment form. Subsequent to making a deferral election and entering into a Participation Agreement, the Participant may elect an alternate payment date or alternate form of payment by entering into a new Participation Agreement with the Employer, provided that such new Participation Agreement: (1) shall be made at least twelve (12) months in advance of the originally-scheduled distribution date and may not take effect for at least twelve (12) months after the date the new election is made; (ii) shall not accelerate the time or schedule of any payment, except as permitted under Treasury regulations; and (iii) shall provide for an additional deferral period that is not less than five (5) years from the date benefit payments otherwise would have commenced, each as may be required by Section 409A. Notwithstanding any provision in the Plan or a Participation Agreement to the contrary, the provisions of Section 5.6 shall apply.
ARTICLE 6
Death Benefits
6.1 Death During Active Service. If a Participant dies while in the employment of the Employer, the Employer shall pay to such Participant’s beneficiary the benefit described in this Section 6.1 in lieu of any other benefit under the Plan.
6.1.1 Amount of Benefit. The benefit under Section 6.1 is the Deferral Account balance as of the Participant’s death or such other benefit amount as may be provided under the terms of the Participant’s Participation Agreement.
6.1.2 Payment of Benefit. The Employer shall pay the benefit to the beneficiary in the manner elected by the Participant on the Beneficiary Designation Form, as in effect immediately prior to the Participant’s death, provided, however, that an amended Beneficiary Designation Form which changes the time or manner of payment shall not be effective except as it applies to the designation of beneficiaries until twelve (12) months following the date it is filed with the Employer. If the Participant does not have a valid Election Form on file at the time of the Participant’s death, the Employer shall pay the benefit to the Participant’s beneficiary in a lump-sum payment.
6.2 Death During Installment Payout. If a Participant dies following a Separation from Service or after any installment payments have commenced under the Plan but before receiving all such payments, the Employer shall continue to pay the remaining benefits to the Participant’s beneficiary at the same time and in the same amounts they would have been paid to the Participant, had the Participant survived.

ARTICLE 7
Beneficiaries
7.1 Beneficiaries. Each Participant shall designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as the Participant’s beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending the Participant’s previous designation on a form prescribed by the Administrator. Designations will only be effective if signed by the Participant and accepted by the Administrator during the Participant’s lifetime. If (i) the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment); (ii) the Participant names a spouse as a beneficiary and the marriage is subsequently dissolved; or (iii) if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
7.2 Lost Beneficiary.
7.2.1 All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.
7.2.2 If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts shall be paid to the Participants’ or the beneficiary’s estate, as applicable. Any such presumption of death shall be final, conclusive and binding on all parties. Notwithstanding the foregoing, if any such beneficiary is located within five (5) years from the date of any such forfeiture, such beneficiaries shall be entitled to receive the amount previously forfeited to the extent recoverable, but in no event shall the Employer be obligated to pay a benefit more than once.
7.3 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of the Participant’s property, the Employer may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Employer may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Employer from all liability with respect to such benefit.
ARTICLE 8
General Limitations
8.1 Termination for Cause. Notwithstanding any provision of the Plan to the contrary, the Employer shall not pay any benefit under the Plan that is attributable to the matching contribution credited under Section 4.1.2 of the Plan or to the discretionary contribution, if any, credited under Section 4.1.3 of the Plan and any and all interest earned on the Deferral Account (on all account balances) if the Employer terminates the Participant’s employment for Cause.

8.2 Suicide or Misstatement. The Employer shall not pay any death benefit under the Plan exceeding the Participant’s deferrals into Participant’s Deferral Account if the Participant commits suicide within two (2) years after the Participant’s Participation Date, or if the Participant has made any material misstatement of fact on any application for life insurance purchased by the Employer which invalidates such insurance.
ARTICLE 9
Claims and Review Procedures
9.1 Presentation of Claim. Any Participant or beneficiary of a deceased Participant (such Participant or beneficiary being referred to below as a “Claimant”) may deliver to the Employer a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred-eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
9.2 Notification of Decision. The Employer shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days; provided, that claims based on Disability shall be considered within forty-five (45) days, unless, within such time, the Employer notifies the Claimant in writing that an extension is required pursuant to Labor Regulation 2560.503-1 (up to ninety (90) days for non-disability claims and thirty (30) days for disability claims). Once a decision is made, the Employer shall notify the Claimant in writing:
9.2.1 That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
9.2.2 That the Employer has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to the understood by the Claimant:
(a) the specific reason(s) for the denial of the claim, or any part of it;
(b) the specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(c) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(d) an explanation of the claim review procedure set forth in Section 9.3 below, including Claimants right to bring a civil action under Section 502(a) of ERISA as described in Section 9.5.

9.3 Review of a Denied Claim. Within sixty (60) days (one hundred-eighty (180) days for a claim based on Disability) after receiving a notice from the Employer that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s’ duly authorized representative) may file with the Employer a written request for a review of the denial of the claim. Therefore, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
9.3.1 may review pertinent documents;
9.3.2 may submit written comments or other documents; and/or
9.3.3 may request a hearing, which the Employer, in its sole discretion, may grant.
9.4 Decision on Review. The Employer shall render its decision on review promptly, and not later than sixty (60) days (forty-five (45) days for a claim based on Disability) after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Employer’s decision must be rendered within one hundred-twenty (120) days after such date; provided, that this period shall be up to one (1) forty-five (45)-day extension for claims based on Disability. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
9.4.1 specific reasons for the decision;
9.4.2 specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
9.4.3 such other matters as the Employer deems relevant.
9.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this ARTICLE 9 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
9.6 Arbitration. If Claimant continues to dispute the benefit denial based upon completed performance of this Plan and the Joinder Agreement or the meaning and effect of the terms and conditions thereof, it shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
ARTICLE 10
Funding
10.1 Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any rights with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.
10.2 Deposits. Notwithstanding Section 10.1, or any other provision of this Plan to the contrary, the Employer may deposit any amounts it deems appropriate to pay any or all of the benefits under this Plan to a ‘Rabbi Trust’ as established pursuant to Treasury Department Revenue Procedures 92-64 and 92-65.

ARTICLE 11
Amendment and Termination
11.1 Authority to Amend or Terminate. Except as otherwise provided in this ARTICLE 11, the Board shall have the sole authority to modify, amend or terminate this Plan, including a termination of this Plan in its entirety following a Change in Control; provided, however, that any modification or termination of this Plan shall not reduce, without the consent of a Participant, a Participant’s right to any amounts already credited to the Participant’s Deferral Account, or lengthen the time period for a distribution from an established Deferral Account, on the day before the effective date of such modification or termination. Following such termination, payment of such credited amounts may be made in a single sum payment if the Company or Employer so designates, only to the extent permitted under Section 409A, or as may be required under Section 409A. Any such decision to pay in a single sum shall apply to all Participants.
11.2 Required Action. Notwithstanding the preceding paragraph, to the extent permitted by Section 409A, the Company or Employer may amend or terminate this Plan at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Plan would (i) cause benefits to be taxable to the Participant prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company or the Bank (other than the financial impact of paying the benefits).
11.3 Residual Assets. Any funds remaining after the termination of the Plan, and satisfaction of all liabilities to Participants and others, shall be returned to the Employer.
ARTICLE 12
Section 409A
12.1 Section 409A. The Participant’s Deferral Account balances constitute “deferred compensation” under Section 409A and are subject to the following:
12.1.1 All documents and agreements, or rules and regulations created by the Company or Employer pertaining to the Participant’s Deferral Accounts, shall provide for the required procedures under Section 409A, including the timing of deferral elections and the timing and method of payment distributions.
12.1.2 With respect to the Participant’s Deferral Account balances, it is the intention of the Company and Employer to operate the Plan at all times in conformity with the known rules, regulations and guidance promulgated under Section 409A, and the Company and Employer shall reserve the right (including the right to delegate such right) to unilaterally amend the Plan with respect to the Deferral Account balances, without the consent of the Participant, to maintain compliance with Section 409A. A Participant’s acceptance of any benefits under the Plan constitutes acknowledgement and consent to such rights of the Company and Employer.
12.2 Transition Rule for Distribution Elections. In a manner that is consistent with Section 409A, the Employer may solicit new Election Forms from Participants in order for the Participants to change the method or timing of distributions of all amounts subject to Section 409A under the Plan, provided such elections are solicited and properly made prior to December 31, 2008. In the event the Employer elects to solicit new Election Forms under this Section, the failure by a Participant to submit a complete and timely Election Form will result in the continued application of the most recently submitted Election Form.

12.3 Distribution in the Event of Income Inclusion under Section 409A. If any portion of a Participant’s Deferral Account under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Section 409A, the Participant may petition the Employer for a distribution of that portion of the Participant’s Deferral Account balance that is required to be included in the Participant’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of the Participant’s Deferral Account balance required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A, which amount shall not exceed the Participant’s unpaid vested Deferral Account balance under the Plan. If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.
ARTICLE 13
Miscellaneous
13.1 Administration. The Administrator shall have powers which are necessary to administer the Plan, including but not limited to:
13.1.1 interpreting the provisions of the Plan;
13.1.2 establishing and revising the method of accounting for the Plan;
13.1.3 maintaining a record of benefit payments; and
13.1.4 establishing rules and prescribing any forms necessary or desirable to administer the Plan.
The Administrator may delegate to others certain ministerial aspects of the management and operation of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals and may, from time to time, consult with legal counsel who may be counsel to the Company or Employer.
The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.
13.2 Status of Plan. The Plan is intended to be a plan that is: (a) not qualified within the meaning of Code Section 401(a); (b) “unfunded and is maintained by the Company or Employer primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(l); and (c) compliant in all respects with Section 409A. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.3 No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
13.4 No Rights to Remain a Participant. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained as a Participant, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to removal as a Participant to the same extent as if this Plan had never been adopted or the Participant was not selected to participate.
13.5 No Effect on Employment Rights. Participation in this Plan is not a contract for employment. It does not give the Participant the right to remain an employee of the Employer, nor does it interfere with the shareholders’ rights to replace the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.
13.6 Inurement. The Plan shall be binding upon and shall inure to the benefit of the Employer, its successors and assigns, and the Participant, the Participant’s successors, heirs, executors, administrators, and beneficiaries, and the Company shall require any acquirer in a Change in Control to expressly assume this Plan.
13.7 Tax Withholding. When payments are made under the Plan, the Employer shall have the right to deduct from each payment made under the Plan, or any other compensation payable to a Participant or beneficiary, any required withholding taxes respecting such payments. Prior to the date a Participant’s Deferral Account becomes payable, the Employer may deduct from the Participant’s Deferral Account, or from other compensation payable to the Participant, any required federal employment taxes imposes under Code Sections 3101, 3121(a) and 3121(v)(2) and any taxes required under any state, local and foreign laws, in each case only to the extent such taxes are attributable to the Participant’s participation in the Plan.
13.8 Entire Agreement. This Plan, along with the Participant’s Participation Agreement and Election Form, constitute the entire agreement between the Employer and the Participant as to the subject matter hereof. No rights are granted to the employee by virtue of this Plan other than those specifically set forth herein or in the Participant’s Participation Agreement or Election Form.
13.9 No Liability. No liability shall attach to or be incurred by any officer or director of the Company or Employer, or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

13.10 Reorganization. The Employer shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Employer under the Plan.
13.11 Named Fiduciary. For purposes of ERISA, if applicable, the Employer shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.
13.12 Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer or the Company.
13.13 Insolvency. Should the Employer be considered insolvent, the Company, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan, if the Company is not the Administrator. Upon receipt of such notice, the Administrator shall cease to make any payments to Participants who were Participants or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.
13.14 Company Determinations. Any determinations, actions or decisions of the Company (including but not limited to, Plan amendments and Plan termination) shall be made by the Board or a properly delegated committee thereof in accordance with its established procedures.
13.15 Interpretation. The provisions of this Plan shall be interpreted consistently with Section 409A, and to the extent inconsistent with such authority, shall be deemed to be modified to the extent necessary to make such provisions consistent with such authority. In addition, all questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.
13.16 Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof, are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any governmental body having jurisdiction over the Employer would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the plan administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

13.17 Payment of Legal Fees. The Employer is aware that after a Change in Control, management of the Employer or its successor could cause or attempt to cause the Employer to refuse to comply with its obligations under this Plan, including the possible pursuit of litigation to avoid its obligations under this Plan. In these circumstances, the purpose of this Plan would be frustrated. It is the Employer’s intention that the Participant not be required to incur the expenses associated with the enforcement of the Participant’s rights under this Plan, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Participant hereunder. It is the Employer’s intention that the Participant not be forced to negotiate settlement of the Participant’s rights under this Plan under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Participant that (a) the Employer has failed to comply with any of its obligations under this Plan, or (b) the Employer or any other person has taken any action to avoid its obligations under this Plan, the Employer irrevocably authorizes the Participant from time to time to retain counsel of Participant’s choice, at the expense of the Employer as provided in this Section 13.17, to represent the Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Participant under this Section 13.17, the Employer irrevocably consents to the Participant entering into an attorney-client relationship with that counsel, and the Employer and the Participant agree that a confidential relationship shall exist between the Participant and that counsel. The fees and expenses of counsel selected from time to time by the Employee as provided in this Section 13.17 shall be paid or reimbursed to the Participant by the Employer on a regular, periodic basis upon presentation by the Participant of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices. The Employer’s obligation to reimburse Participant for legal fees as provided under this Section 13.17 and any separate employment, severance or other agreement between the Participant and the Employer shall not exceed $200,000 in the aggregate. Accordingly, the Employer’s obligation to pay the Participant’s legal fees provided by this Section 13.17 shall be offset by any legal fee reimbursement obligation the Employer may have with the Participant under any separate employment, severance or other agreement between the Participant and the Employer. All payments made hereunder shall be paid or reimbursed by the Employer not later than December 31 of the year incurred.
13.18 Governing Law. This Plan shall be governed by, construed and administered in accordance with the laws of the State of Iowa without regard to the conflict of laws provisions of any jurisdiction, except to the extent preempted by the laws of the United States of America.
13.19 Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan, nor in any way shall they affect this Plan or the construction of any provision thereof.
13.20 Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.